Exhibit 99.1

Natural Health Trends to Report Second Quarter 2016 Financial Results on July 27th and Announces Preliminary Revenue Estimate

LOS ANGELES – July 12, 2016 – Natural Health Trends Corp. (NASDAQ: NHTC), a leading direct-selling and e-commerce company that markets premium quality personal care, wellness, and “quality of life” products under the NHT Global brand, today announced the Company will report its financial results for the second quarter ended June 30, 2016 on Wednesday, July 27, 2016 at 9:00 a.m. Eastern Time. Chris Sharng, Natural Health Trends’ President, and Scott Davidson, Senior Vice President and Chief Financial Officer, will host a conference call to discuss the second quarter 2016 financial results on the same day at 11:30 a.m. Eastern Time. The details for the conference call can be found below.

The Company estimates total revenue for the quarter ended June 30, 2016 to be $80.3 million, which represents an increase of 15% compared to $69.7 million in the second quarter of 2015. The Company also estimates that its deferred revenue at June 30, 2016 was $8.9 million, compared to $6.5 million at March 31, 2016. At June 30, 2015, deferred revenue was $8.2 million, compared to $10.4 million at March 31, 2015.

The revenue estimate is preliminary and has not yet been reviewed by the Company’s independent accountants. Significant updates and revisions may be required before the release of the Company's second quarter 2016 financial results. In addition, the Company’s quarterly financial results will include other factors necessary to calculate additional financial metrics, including gross profit and net income.

Second Quarter 2016 Financial Results Conference Call

Date:	Wednesday, July 27, 2016
Time:	11:30 a.m. Eastern Time / 8:30 a.m. Pacific Time
Dial-in:	1-877-407-0789 (Domestic) 1-201-689-8562 (International)
Conference ID:	13639821
Webcast:	http://public.viavid.com/index.php?id=120028

For those unable to participate during the live broadcast, a replay of the call will also be available from 2:30 p.m. Eastern Time on July 27, 2016 through 11:59 p.m. Eastern Time on August 10, 2016 by dialing 1-877-870-5176 (domestic) and 1-858-384-5517 (international) and referencing the replay pin number: 13639821.

About Natural Health Trends Corp.
Natural Health Trends Corp. (NASDAQ: NHTC) is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The Company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the company's website at www.naturalhealthtrendscorp.com.

Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this press release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in Natural Health Trends Corp.’s Annual Report on Form 10-K filed on March 4, 2016 with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

CONTACTS:

Company Contact:
Scott Davidson
Senior Vice President and Chief Financial Officer
Natural Health Trends Corp.
Tel: 310-541-0888
scott.davidson@nhtglobal.com

Investors:
ADDO Investor Relations
Tel: 310-829-5400
investor.relations@nhtglobal.com

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